                        ML GLOBAL HORIZONS L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)

                        Financial Statements for the years ended
                        December 31, 2004, 2003 and 2002 And Report of Independent Registered Public Accounting Firm

[MERRILL LYNCH LOGO]

ML GLOBAL HORIZONS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

TABLE OF CONTENTS

                                                                                                     PAGE
                                                                                                     ----
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                                                  1

FINANCIAL STATEMENTS:

  Statements of Financial Condition as of December 31, 2004 and 2003                                     2

  Statements of Income for the years ended December 31, 2004, 2003 and 2002                              3

  Statements of Changes in Partners' Capital for the years ended December 31, 2004, 2003 and 2002        4

  Financial Data Highlights for the year ended December 31, 2004                                         5

  Notes to Financial Statements                                                                       6-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Partners of
 ML Global Horizons L.P.:

We have audited the accompanying statements of financial condition of ML Global Horizons L.P. (the "Partnership") as of December 31, 2004 and 2003, and the related statements of income and changes in partners' capital for each of the three years in the period ended December 31, 2004 and the financial data highlights for the year ended December 31, 2004. These financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. The Partnership is not required to have nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial data highlights present fairly, in all material respects, the financial position of ML Global Horizons L.P. as of December 31, 2004 and 2003, and the results of its operations, changes in its partners' capital and financial data highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States of America.

New York, New York
March 28, 2005

ML GLOBAL HORIZONS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2004 AND 2003

                                                                  2004              2003
                                                            ---------------   ---------------
ASSETS:

Equity in commodity futures trading accounts:
   Cash                                                     $   148,295,862   $    47,688,150
   Net unrealized profit on open contracts                        3,149,341         3,851,353
Accrued interest and other assets                                   238,759            36,517
                                                            ---------------   ---------------

             TOTAL                                          $   151,683,962   $    51,576,020
                                                            ===============   ===============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
   Profit Shares payable                                    $     1,107,931   $     1,302,507
   Brokerage commissions payable                                    862,605           311,605
   Redemptions payable                                              331,608           535,943
   Administrative fees payable                                       31,446            10,745
   Incentive Override payable                                             -           759,948
                                                            ---------------   ---------------

        Total liabilities                                         2,333,590         2,920,748
                                                            ---------------   ---------------

PARTNERS' CAPITAL:
   General Partner (756,618 Units and 2,131 Units)                1,215,470           496,775
   Limited Partners (108,712,438 Units and 206,583 Units)       148,134,903        48,158,497
                                                            ---------------   ---------------

        Total partners' capital                                 149,350,372        48,655,272
                                                            ---------------   ---------------

             TOTAL                                          $   151,683,962   $    51,576,020
                                                            ===============   ===============

NET ASSET VALUE PER UNIT (Note 6)

See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                      2004              2003              2002
                                                  --------------    --------------    --------------
TRADING REVENUES:

Trading profit (loss):
   Realized                                       $    8,179,826    $   13,824,221    $    3,063,425
   Change in unrealized                                 (700,154)          (44,489)        2,373,002
   Settlement proceeds (Note 7)                                -                 -         1,346,689
                                                  --------------    --------------    --------------

        Total trading revenues                         7,479,672        13,779,732         6,783,116
                                                  --------------    --------------    --------------

INVESTMENT INCOME:

   Interest                                            1,297,826           496,656           801,151
                                                  --------------    --------------    --------------

EXPENSES:

Brokerage commissions                                  5,725,678         3,601,088         3,571,969
Profit Shares                                          1,581,140         1,998,129           746,510
Administrative fees                                      205,144           124,175           123,171
Incentive Override                                             -           805,634            68,966
                                                  --------------    --------------    --------------

        Total expenses                                 7,511,962         6,529,026         4,510,616
                                                  --------------    --------------    --------------

NET INVESTMENT LOSS                                   (6,214,136)       (6,032,370)       (3,709,465)
                                                  --------------    --------------    --------------

NET INCOME                                        $    1,265,536    $    7,747,362    $    3,073,651
                                                  ==============    ==============    ==============

NET INCOME PER UNIT:

   Weighted average number of General Partner
   and Limited Partner Units outstanding              42,903,351           222,625           261,947
                                                  ==============    ==============    ==============

   Net income per weighted average General
    Partner and Limited Partner Unit              $       0.0295    $        34.80    $        11.73
                                                  ==============    ==============    ==============

See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                             GENERAL           LIMITED
                                            UNITS            PARTNER           PARTNERS           TOTAL
                                       --------------    --------------    --------------    --------------

PARTNERS' CAPITAL, DECEMBER 31, 2001          278,468    $      562,414    $   51,211,046    $   51,773,460

Net income                                          -            37,151         3,036,500         3,073,651

Redemptions                                   (41,959)          (99,596)       (7,805,238)       (7,904,834)
                                       --------------    --------------    --------------    --------------

PARTNERS' CAPITAL, DECEMBER 31, 2002          236,509           499,969        46,442,308        46,942,277

Net income                                          -            87,257         7,660,105         7,747,362

Redemptions                                   (27,795)          (90,451)       (5,943,916)       (6,034,367)
                                       --------------    --------------    --------------    --------------

PARTNERS' CAPITAL, DECEMBER 31, 2003          208,714           496,775        48,158,497        48,655,272

Additions                                 109,835,116           698,374       102,941,546       103,639,920

Net income                                          -            20,321         1,245,215         1,265,536

Redemptions                                  (574,774)                -        (4,210,356)       (4,210,356)
                                       --------------    --------------    --------------    --------------

PARTNERS' CAPITAL, DECEMBER 31, 2004      109,469,056    $    1,215,470    $  148,134,902    $  149,350,372
                                       ==============    ==============    ==============    ==============

See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2004

The following per Unit data and ratios have been derived from information provided in the financial statements.

                                       SERIES F       SERIES A         SERIES I
                                      ----------     ----------       ----------
PER UNIT OPERATING PERFORMANCE:

Net asset value, beginning of year    $   233.12     $   1.0000       $   1.0000

Realized trading profit                    24.78         0.0367           0.0109
Change in unrealized trading profit       (11.10)       (0.0056)         (0.0315)
Interest income                             3.05         0.0120           0.0110
Expenses                                  (19.75)       (0.0816)         (0.0426)
                                      ----------     ----------       ----------

Net asset value, end of year          $   230.10     $   0.9615       $   0.9478
                                      ==========     ==========       ==========

TOTAL RETURN:
Total return, before Profit Shares          0.32%         -2.21%           -4.02%
Profit Shares                              -1.72%         -2.23%           -1.30%
Total return                               -1.29%         -4.32%           -5.22%

RATIOS TO AVERAGE NET ASSETS:

Expenses (excluding Profit Shares)          6.92%          6.90%(a)         4.21(a)
Profit Shares                               1.73%          1.89%(a)         4.73%(a)
                                      ----------     ----------       ----------
Expenses                                    8.65%          8.79%            8.94%
                                      ==========     ==========       ==========

Net investment loss                        -7.32%         -7.09%(a)        -6.98%(a)
                                      ==========     ==========       ==========


(a) The ratios for the Classes operating for less than one year have been annualized.

See notes to financial statements.

ML GLOBAL HORIZONS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     ML Global Horizons L.P. (the "Partnership") was organized as an open-end fund under the Delaware Revised Uniform Limited Partnership Act on May 11, 1993 and commenced trading activities on January 4, 1994. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. The Partnership issues units of limited partnership interest ("Units") at Net Asset Value as of the beginning of each month. Merrill Lynch Investment Managers, LLC ("MLIM LLC") is the general partner of the Partnership, and is a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM"), which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co. Inc. ("Merrill Lynch"). Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly-owned subsidiary of Merrill Lynch, is the Partnership's commodity broker. MLIM LLC has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership (see Note 9). MLIM LLC and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

     MLIM LLC selects independent advisors (the "Advisors") to manage the Partnership's assets, and allocates and reallocates the Partnership's assets among existing, replacement and additional Advisors.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Commodity futures, options on futures and forward contract transactions are recorded on trade date and open contracts are reflected in "net unrealized profit on open contracts" in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in "change in unrealized" in the Statements of Income.

     FOREIGN CURRENCY TRANSACTIONS

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in "realized" in the Statements of Income.

     OPERATING EXPENSES, ONGOING OFFERING COSTS AND SELLING COMMISSIONS

     MLIM LLC pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership, including the costs, if any, of the ongoing offering of the Units. MLIM LLC receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S by the Partnership (see Note 3).

     No selling commissions have been or are paid directly by Limited Partners. All selling commissions are paid by MLIM LLC.

     INCOME TAXES

     No provision for income taxes has been made in these financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

     DISTRIBUTIONS

     The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions have been declared for the years ended December 31, 2004, 2003 or 2002.

     SUBSCRIPTIONS

     Units are offered as of the close of business at the end of each month. Units are purchased as of the first business day of any month at Net Asset Value, but the subscription request must be submitted at least ten calendar days before the end of the preceding month. Subscriptions submitted less than ten days before the end of a month will be applied to Unit subscriptions as of the beginning of the second month after receipt, unless revoked by MLIM LLC.

     REDEMPTIONS

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any calendar month upon ten calendar days' notice. Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption.

     The Financial Accounting Standards Board ("FASB") has issued Statement No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY, ("FAS 150") and is effective for mandatorily redeemable financial instruments of entities that are public entities for the first interim period beginning after June 15, 2003. FAS 150 requires that a mandatorily redeemable financial instrument shall be classified as a liability if the financial interest is required be redeemed at a specified date or upon an event certain to occur. The limited partners' financial interests are not required to be redeemed at a specified date or upon an event certain to occur and thus are not considered mandatorily redeemable financial instruments. However, the limited partner may give 10 days notice for redemption of their units and redeem at that month's net asset value. The Partnership records the financial interests redeemed as a liability once the notice of redemption is received from the limited partner. The adoption of FAS 150 will have no impact on the financial statements of the Partnership.

     DISSOLUTION OF THE PARTNERSHIP

     The Partnership will terminate on December 31, 2023 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2. CONDENSED SCHEDULE OF INVESTMENTS

     The Partnership's investments, defined as Net unrealized profit on open contracts on the Statements of Financial Condition, as of December 31, 2004, and 2003, are as follows:

          2004

                                LONG POSITIONS                               SHORT POSITIONS
                  -----------------------------------------   -----------------------------------------
  COMMODITY          NUMBER       UNREALIZED     PERCENT OF      NUMBER       UNREALIZED     PERCENT OF
INDUSTRY SECTOR   OF CONTRACTS   PROFIT (LOSS)   NET ASSETS   OF CONTRACTS   PROFIT (LOSS)   NET ASSETS
---------------   ------------   -------------   ----------   ------------   -------------   ----------
Agriculture                543   $     444,685       0.30%          (914)  $    (220,473)       0.15%
Currencies           6,483,273       3,673,444       2.46%    (8,601,780)     (2,712,818)       1.82%
Energy                      26        (119,651)     -0.08%          (175)        170,020        0.11%
Interest rates           3,809         222,329       0.15%        (4,491)        640,930        0.43%
Metals                   1,113      1,227,276        0.82%          (715)       (978,357)      -0.65%
Stock indices              955        830,596        0.56%            (6)        (28,640)      -0.02%
                                 -------------                               -------------

Total                            $   6,278,679       4.21%                 $  (3,129,338)      -2.10%
                                 =============                               =============

                   NET UNREALIZED
   COMMODITY        PROFIT (LOSS)     PERCENT OF
INDUSTRY SECTOR   ON OPEN POSITIONS   NET ASSETS   MATURITY DATES
---------------   -----------------   ----------   --------------
Agriculture       $         224,212        0.15%   January 05 - December 06
Currencies                  960,626        0.64%   January 05 - March 05
Energy                       50,369        0.03%   January 05 - April 05
Interest rates              863,259        0.58%   March 05 - December 06
Metals                      248,919        0.17%   January 05 - March 05
Stock indices               801,956        0.54%   January 05 - March 05
                  -----------------

Total             $       3,149,341        2.11%
                  =================

          2003

                                LONG POSITIONS                              SHORT POSITIONS
                  -----------------------------------------   -----------------------------------------
   COMMODITY         NUMBER        UNREALIZED    PERCENT OF      NUMBER        UNREALIZED    PERCENT OF
INDUSTRY SECTOR   OF CONTRACTS   PROFIT ASSETS   NET ASSETS   OF CONTRACTS   PROFIT (LOSS)   NET ASSETS
---------------   ------------   -------------   ----------   ------------   -------------   ----------
Agriculture                338   $    (237,353)       -0.49%          (274)  $     (28,616)       -0.06%
Currencies           2,581,185       3,254,887         6.69%    (1,489,024)     (1,500,757)       -3.08%
Energy                     175         (33,577)       -0.07%             -               -         0.00%
Interest rates           1,029         350,954         0.72%          (438)       (367,585)       -0.76%
Metals                     563       2,461,989         5.06%           (67)  $    (407,230)       -0.84%
Stock indices              202         362,738         0.75%            (1)         (4,097)       -0.01%
                                 -------------                               -------------
Total                            $   6,159,638        12.66%                 $  (2,308,285)       -4.75%
                                 =============                               =============

                    NET UNREALIZED
   COMMODITY        PROFIT (LOSS)     PERCENT OF
INDUSTRY SECTOR   ON OPEN POSITIONS   NET ASSETS   MATURITY DATES
---------------   -----------------   ----------   --------------
Agriculture       $        (265,969)       -0.55%  February 04 - May 04
Currencies                1,754,130         3.61%  January 04 - March 04
Energy                      (33,577)       -0.07%  January 04 - March 04
Interest rates              (16,631)       -0.04%  March  04 - December 05
Metals                    2,054,759         4.22%  January 04 - April 04
Stock indices               358,641         0.74%  January 04 - March 04
                  -----------------
                  $       3,851,353         7.91%
                  =================

No individual contract's unrealized gain or loss comprised greater than 5% of the Partner's capital at December 31, 2004 or 2003.

3.   RELATED PARTY TRANSACTIONS

     The Partnership's U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such assets.

     Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

     As of February 1, 2004, the Partnership was made available for new investment. Series A and F units pay brokerage commissions to MLPF&S at a flat monthly rate of .583 of 1% (a 7.00% annual rate) of the Series' month-end trading assets. Series I pays brokerage commissions to MLPF&S at a flat monthly rate of .333 of 1% (a 4.00% annual rate) of the Series' month-end trading assets. The Partnership pays MLIM LLC a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Partnership's month-end trading assets. Month-end trading assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges. Prior to February 1, 2004 the brokerage commissions on Series F was a monthly rate of .604 of 1% (a 7.25% annual rate).

     MLIM LLC estimates that the round-turn equivalent commission rate charged to the Partnership by MLPF&S during the years ended December 31, 2004, 2003 and 2002 was approximately $90, $84 and $73, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

     MLPF&S pays the Advisors annual consulting fees ranging up to 2.00% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions accrued with respect to such assets.

     Prior to January 1, 2004, the Partnership paid to MLIM LLC an Incentive Override equal to 10% of the Net New Gain, as defined. Such payments were also made to MLIM LLC from the redemption value of Units redeemed as of the end of interim months during a year, to the extent of any Net New Gain attributable to such Units when redeemed. For the years ended December 31, 2003 and 2002, an Incentive Override of $805,634 and $68,966 was accrued, respectively.

     The methods by which Incentive Overrides were calculated may have resulted in certain disproportionate allocations of such fees and possible dilution among Partners that purchased Units at different times.

4.   ADVISORY AGREEMENTS

     The Partnership and the Advisors have each entered into Advisory Agreements. These Advisory Agreements generally renew one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Advisors determine the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Partnership accounts, subject to certain trading policies and to certain rights reserved by MLIM LLC.

     Profit Shares, generally ranging from 20% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually, irrespective of the overall performance of the Partnership, as of either the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, are paid by the Partnership to each Advisor. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

5.   WEIGHTED AVERAGE UNITS

     The weighted average number of Units outstanding is computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units outstanding for the years ended December 31, 2004, 2003 and 2002 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

6.   NET ASSET VALUE PER UNIT

     As of December 31, 2004, and December 31, 2003 the Net Asset Values of the different series of Units were as follows:

     December 31, 2004

                                                             NET ASSET
                                           NUMBER OF         VALUE PER
                      NET ASSET VALUE        UNITS             UNIT
                      ---------------   ---------------   ---------------
     Series A         $   100,146,503       104,152,884   $        0.9615
     Series F              44,347,994           192,730   $        230.10
     Series I               4,855,875         5,123,442   $        0.9478
                      ---------------   ---------------
                      $   149,350,372       109,469,056
                      ===============   ===============

Series X Units represent proceeds from ML Multi-Manager LLC liquidation and are not unitized.

December 31, 2003

                                                        NET ASSET
                                      NUMBER OF         VALUE PER
                 NET ASSET VALUE        UNITS             UNIT
                 ---------------   ---------------   ---------------
Series F         $    48,655,272           208,714   $        233.12
                 ===============   ===============

7.   COPPER SETTLEMENT

     The Partnership, as a member of a class of plaintiffs, received a settlement payment in August 2002 relating to certain copper trades made by a number of investors, including the Partnership, during a period in the mid-1990s. Members of the class were those who purchased or sold Comex copper futures or options contracts between June 24, 1993 and June 15, 1996. The effect of the settlement payment was included in the Partnership's performance in August 2002.

8.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     The nature of this Partnership has certain risks, which cannot be presented on the financial statements. The following summarizes some of those risks.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit (loss) on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

     MLIM LLC has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors, calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIM LLC does not itself intervene in the markets to hedge or diversify the Partnership's market exposure; MLIM LLC may urge the Advisors to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual and unless it appears that the Advisors have begun to deviate from past practice or trading policies or to be trading erratically, MLIM LLC's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by the Advisors themselves.

     CREDIT RISK

     The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

     The credit risk associated with these instruments from counterparty nonperformance is the "net unrealized profit on open contracts", if any, included in the Statements of Financial Condition. The Partnership attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

     The Partnership, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Net unrealized profit on open contracts on the Statements of Financial Condition under Equity in commodity futures trading accounts.

9.   SUBSEQUENT EVENTS

     Effective December 31, 2004, after the close of business, ML Multi-Manager liquidated and placed all of its assets into the Partnership in the sum of $97,076,618.

     As of January 15, 2005, the Partnership changed its name from ML Global Horizons L.P. to Global Horizons I L.P. No changes have occurred to the Partnership's investment objective or to the Partnership's structure. On March 1, 2005, MLIM LLC contributed $430,000 to the Partnership in order to maintain its 1% general partner interest in the Partnership.


                            * * * * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                                 Patrick Hayward
                             Chief Financial Officer
                      Merrill Lynch Investment Managers LLC
                               General Partner of
                             ML Global Horizons L.P.